Tidal Trust III 485BPOS

Exhibit 99.(p)(xiv)

NESTYIELD ETFs

Investment Adviser Compliance Manual & Written Supervisory Procedures (“WSPs”) November 2024

2.0	CODE OF ETHICS

The success of NEE as a provider of advisory services depends upon NEE’s reputation for excellence and integrity in the investment marketplace. All officers and employees of NEE must therefore act in accordance with the highest ethical standards.

In order to ensure that NEE’s officers and employees comply with their fiduciary duties and other standards imposed by federal or state securities law upon their personal investment activities, NEE has adopted this Code of Ethics (the “Code”). The Code includes specific provisions with which all officers, employees, and “Access Persons” (defined below) must comply. Compliance with these technical provisions alone will not be sufficient to insulate from scrutiny or behavior which shows a pattern of abuse of an individual’s responsibilities. As such, all officers and employees are expected to abide by the spirit of this Code and the principles articulated herein.

2.1	Definitions

For purposes of this policy, the following definitions shall apply:

“Access Persons” are all employees (whether W-2 or 1099), directors, officers, partners or members of NEE, as the case may be, who (i) have access to nonpublic information regarding Advisory Client purchases or sales of securities; (ii) are involved in making securities recommendations to Advisory Clients; (iii) have access to nonpublic recommendations or portfolio holdings of Advisory Clients; (iv) all of NEE’s directors, officers, members and advisory representatives. Client services personnel who regularly communicate with Advisory Clients may also be deemed to be Access Persons.

“Advisory Client” is any person or entity for which NEE serves as an investment adviser for, renders investment advice to or makes investment decisions for.

“Supervised Person” is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an RIA, or other person who provides investment advice on behalf of the RIA and is subject to the supervision and control of the RIA.

“Recommendation” broadly includes any communication that, based on its content, context and presentation, would be reasonably viewed as a suggestion that the advice recipient engage in or refrain from taking a particular course of action.

2.2	Fiduciary Responsibilities

As a fiduciary under the Adviser’s Act, NEE recognizes:

●	It has an affirmative duty of utmost good faith to act solely in the best interests of the Advisory Client and to make full and fair disclosure of all material facts, particularly where interests may conflict with the Advisory Clients;
●	The duty to render disinterested and impartial advice;

●	The duty to make suitable recommendations to Advisory Clients in light of their needs, financial circumstances and investment objectives;

●	The duty to exercise a high degree of care to ensure that adequate and accurate representations and other information about securities is presented to Advisory Clients; and

●	The duty to have an adequate basis in fact for NEE’s recommendations, representations, and projections.

2.3	Fiduciary Guidelines & Restrictions

NEE has established the following guidelines in order to ensure its fiduciary responsibilities:

All Supervised Persons must act in accordance with all applicable federal and state regulations governing registered investment advisory practices.

●	Firm emphasis on the unrestricted right of the Advisory Client to specify investment objectives, guidelines, and/or conditions on the overall management of their account. NEE’s standard investment process begins with reviewing applicable state statutes, investment policy, and permitted investment language provided by the Advisory Client.

●	Access Persons or their immediate family members shall not buy or sell securities for their personal portfolio(s) where their decision is derived, in whole or in part, by reason of the Access Person’s employment, unless the information is also available to the investing public on reasonable inquiry. No Supervised Person of NEE shall prefer their own interest to that of the Advisory Client.
●	NEE or its Access Persons may buy or sell for their personal accounts investment products identical to those recommended to Advisory Clients. In accordance with standard “front running” guidelines, no Supervised Person may enter an order to purchase or sell any security prior to a transaction of the same security being implemented for an Advisory Client on the same day. NEE’s CCO will review and may approve exceptions on a case by case basis if it is determined that the trading activity does not violate NEE’s fiduciary duty. Instances in which exemptions may be granted may include (but are not limited to):

○	A Supervised Person executes a transaction before an Advisory Client solicits a trade in the same security;

○	A Supervised Person participates in a block trade with Advisory Clients; or

○	A Supervised Person without access to a portfolio manager’s trading activity executes a transaction in the same security as the portfolio manager’s Advisory Clients.

●	NEE and its Supervised Persons generally may not participate in private placements or initial public offerings (IPOs) without pre-clearance from the CCO.

●	Records will be maintained of all securities bought or sold by NEE, Access Persons of NEE, and related entities. The CCO will review these records on a regular basis.

●	Any individual not in observance of the above may be subject to termination.

2.4	Other Legal & Regulatory Matters

A.	Compliance Certification. All Access Persons shall sign a certificate promptly upon becoming employed or otherwise associated with NEE that evidences his or her receipt of this Code of Ethics and submit a complete report of the Access Person’s securities holdings to the CCO. All Access Persons shall hold all personal brokerage accounts at an approved firm and submit to the CCO, no later than 30 days after the close of each quarter, a list of all personal transactions in Reportable Securities.

Exceptions to the Code will rarely, if ever, be granted. The CCO, however, may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

B.	Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients, except to persons whose responsibilities require knowledge of the information or upon the approval of the Advisory Client.

C.	Gifts. A record of all gifts given and received shall be maintained by the CCO. This record should consist of the following: date, whether received or given, Advisory Client/customer name, type of gift, name of associated Supervised Person, and approximate value of gift.

1.	Accepting Gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances. Access Persons may be offered or may receive, without notice, gifts from Advisory Clients, brokers, vendors or other persons. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve-month period), customary business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T- shirts) may be accepted. All gifts received by an Access Person that might violate this Code must be promptly reported to the CCO. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gift(s) must be declined and returned in order to protect the reputation and integrity of the firm.

2.	Giving Gifts. Access Persons may not give any gift with a value in excess of $100 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to the firm.

D.	Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or NEE. This includes, but is not limited to, acquiring Reportable Securities for one’s own account that would otherwise be acquired for an Advisory Client.

E.	Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to the CCO the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The CCO will then determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

F.	Reporting, Review & Record Keeping. All violations of the Code must be reported promptly to the CCO. The CCO shall maintain (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, and (iii) copies of all Access Persons’ written acknowledgement of receipt of the Code.

G.	Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, NEE may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. NEE may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there from; and such forfeiture shall be disposed of in a manner that shall be determined by NEE or CCO in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

H.	Whistleblower Program. Effective August 12, 2011, The Dodd-Frank Wall Street Reform and Consumer Protection Act (aka the Whistleblower Program) provided the SEC the authority to pay financial rewards to whistleblowers who provide new and timely information about any securities law violation. To be eligible, the whistleblower’s information must lead to a successful SEC enforcement action with more than $1,000,000 in monetary sanctions. More information regarding eligibility and how to report anonymously can be found via the following link: www.sec.gov/whistleblower. A person must be acting in good faith in reporting a complaint or concern and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment. It is further NEE’s policy that any misconduct by any firm owner, management personnel or Supervised Person (exempt or non-exempt) shall be reported to the CCO. If the misconduct being reported is regarding the CCO, reports shall be made to other owners, management personnel or applicable regulators. If reported to an owner or management personnel, NEE will protect the reporting person’s identity and will not cause or threaten retaliation of any sort in connection with these reports. Reports may be filed online or via Form TCR (Tip, Complaint or Referral) available at the above link.

I.	Identity Theft Prevention Program. NEE has adopted the Identity Theft Prevention Program (“ITPP”), as required by the Commodity Futures Trading Commission and the SEC under Part 162 of the Commodity Exchange Act and Part 248 of the Securities Exchange Act of 1934. The ITPP is intended to require certain regulated entities to establish programs that will address the risks of identity theft. It also requires that financial institutions and creditors develop and implement a written program designed to detect identity theft red flags, prevent identity theft red flags, and mitigate identity theft in connection with existing accounts and the opening of new accounts. For more information on NEE’s procedures on how to detect, prevent, and mitigate identity theft, please refer to NEE’s ITPP policy supplement. If you have any questions regarding the ITPP policy, please direct them to the CCO.

Appendices to the Code. The Code shall be supplemented by the WSPs in its entirety, specifically including, without limitation, those dealing with:

●	Trading;

●	Principal & Agency Cross Transactions;

●	Insider Trading;
●	Personal Securities Transactions.

Appendix A: Initial Report of Holdings

Personal Securities Holdings Initial Report

Name:	(PRINT NAME)

Date Report is Submitted:	(PRINT DATE)

NESTYIELD ETFs has recently determined that you are an “Access Person,” as defined in NEE’s Code of Ethics. As such, you are required to complete this form and submit it to the Chief Compliance Officer within 10 days of becoming an Access Person.

Instructions: This form asks for information about your personal securities holdings.

1.	The information you provide below must be current as of a date no more than 45 days before you became an Access Person.

2.	You must include securities held by your immediate family members with whom you live, unless you are not a beneficial owner of those securities.

3.	You do not need to report holdings in the following types of securities:

●	Shares of money market funds;
●	Shares of open-end mutual funds in unaffiliated funds. Shares of all closed-end funds and non-U.S.- registered funds (such as UCITS) are reportable;
●	Direct obligations of the U.S. government;
●	Money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments; or
●	Units of a unit investment trust (UIT) in unaffiliated unit investment trusts.

4.	You do not need to report securities held in accounts over which you had no direct or indirect influence or control, such as a blind trust.

5.	For each security in which you have any direct or indirect beneficial ownership, provide the following information:

●	The title of the security;

●	The type of the security;

●	The exchange ticker symbol or CUSIP number (as applicable);

●	The number of shares (as applicable); and

●	The principal amount of the security (as applicable)

6.	List the name of any broker, dealer or bank with which you maintain an account in which any securities are held for your direct or indirect benefit.

INITIAL REPORTING FORM

All Access Persons will be required to submit an account statement for all securities that he or she has a financial interest within 10 days of becoming an Access Persons. This list should also include the securities of immediate family members with whom he or she live. Access Persons will then be required to submit updated account statements that include transactions in a security in which each Access Person had, or as a result of a transaction, acquired any direct or indirect beneficial ownership on a quarterly and annual basis for as long he or she is employed by NESTYIELD ETFs (“NEE”).

I authorize NEE and its appointed Chief Compliance Officer (“CCO”) to review my advisory account statements and personal securities transactions through NEE’s chosen custodial platform for the length of my employment.

Attached are account statements for accounts held away from NEE’s chosen custodial platform for which I have a direct or indirect beneficial ownership or financial interest, including securities held by immediate family members with whom I live. I agree to continue providing these statements, either by including NEE’s CCO as a duplicate statement recipient or by providing digital or hard copies directly to the CCO no later than 30 days after the close of the quarter for the length of my employment. The following information will be included:
●	Date of the transaction;
●	The title of the security;
●	The exchange ticker symbol or CUSIP number (as applicable);
●	Interest rate and maturity date (as applicable);
●	The number of shares involved in the transaction (as applicable);
●	The principal amount of each reportable security involved (as applicable);
●	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
●	The price of the security at which the transaction was effected; and
●	The name of the broker, dealer or bank with or through which the transaction was effected.

If Access Person has no personal securities accounts or holdings to report, Access Person will not be required to submit quarterly or annual statements until Access Person has acquired such accounts or holdings.

I certify that I do not currently have any personal securities accounts or holdings for which I have a direct or indirect beneficial ownership or financial interest to report. Within 10 days of acquiring eligible personal securities accounts and/or holdings, I undertake to submit account statements for ALL securities that I have a direct or indirect beneficial ownership or financial interest, including securities held by immediate family members with whom I live.

By signing below, I understand and will comply with all of the Personal Securities Transaction Procedures described in NEE’s Investment Adviser Compliance Manual and Written Supervisory Procedures (“WSPs”).

Employee’s Signature	Date

Employee’s Name (Print Name)

Chief Compliance Officer’s Signature	Date

Appendix B: Personal Trading Pre-Clearance

PERSONAL TRADING PRE-CLEARANCE FORM

Directions: Complete and return this form to NESTYIELD ETFs’ (“NEE”)’s Chief Compliance Officer prior to effecting the transaction in question. This pre-clearance form documents that the proposed transaction is not a conflicting transaction. Pre-clearance must be granted prior to placing a trade, and is only good for the day of approval. If re-submission is required, Access Person must include the Initial Request with the Re-Submission.

Submitted By:	Date:

1.	Initial Request	Re-Submission

2.	Type of Transaction:	Buy	Sell	Short

3.	Security:	Symbol:

4.	Common Stock	Option	Debt	Other

5.	Number of Shares/Contracts/Principal:

6.	Account Number:	Custodian:

7.	If applicable, is the Equity a “New Issue”?	Yes No

8.	I certify that I have completed this form in accordance with NEE’s Pre-Clearance Policies and that no inside information or other knowledge pertaining to this proposed transaction that constitutes a violation of NEE’s policies or securities laws.

Signature	Date

To Be Completed by Owner or Chief Compliance Officer Review/Approval

Transaction:   Approved   Re-Submit (see below)   Rejected (see below)

By signing below, I verify that I have reviewed the proposed transaction. If the proposed transaction above is Approved, I have determined that it does not violate NEE’s Personal Security Transaction Policy.

Chief Compliance Officer	Date

NEE’s Owner	Date

Appendix C: Outside Business Activity Form

OUTSIDE BUSINESS ACTIVITY FORM

Directions: Please respond to the following questions for review and approval of a prospective outside business activity (“OBA”). You must complete a separate OBA Form for each outside business activity that you must disclose. If any of the information reported below becomes inaccurate at any time, you must submit an updated form prior to engaging in any new activity, or promptly after terminating such OBA.

Submitted By:	Date:

Initial OBA Submission	Updating OBA Submission	Terminating OBA Submission

1.	Are you employed by (including owner, officer or employee), or do you accept any compensation from, any business organization not affiliated with the Firm? Yes No

2.	Do you serve as director of any business organization not affiliated with the Firm?	Yes No

3.	Do you provide services (including, but not limited to, those provided as owner, officer, employee, board member, consultant or volunteer) for any charitable, non-profit, not for profit, or any other type of organization not disclosed above? Yes No

4.	Are you a trustee (including co-trustee) on any account other than those of your immediate family?	Yes No

5.	Are you a general partner in any partnership or are you involved in any entity that creates or packages limited partnerships?	Yes No
●	If “Yes”, are any Advisory Clients solicited to invest in such partnerships?	Yes No

For any “Yes” response above or any other OBA to be reported, please provide the following:

Name of OBA:

OBA’s Address:

OBA Description & the Activities to Be Performed:

Title:	Start Date:	Ownership Percentage:

Compensation to Be Received:	Time Spent Per Month:

Reason for Termination:

By signing below, I verify that I have reviewed and understand NEE’s policies and procedures for engaging in outside employment. I fully understand that failure to comply with such policies and procedures may result in disciplinary action, up to and including termination of employment.

Signature	Date

To Be Completed By NEE’s Chief Compliance Officer

Date Reviewed: _____________________________      Approved      Re-Submit (see below)      Rejected (see below)